   Exhibit 10

                             Fax Letter of Annulment

                                                  SOFTWALL EQUIPMENT CORPORATION
                                                      11602 COLCHESTER DRIVE
                                                        SANDY, UTAH 84092
                                                       801 572 4724 PHONE
                                                         801 523 3400 FAX
                                                         801 891 0951 MOB

SEPTEMBER 9, 2002

BILL THOMAS
US TECHNICAL
714 447 6946 FAX
SUBJECT:          DECLARATION OF JULY 1, 2002
                  AGREEMENT NULL AND VOID

Dear Bill:

On July 1, 2002 you and I signed a Reorganization and Share Exchange Agreement on behalf of our two companies (the "Agreement").

Pursuant to the conditions of that agreement and in preparation for closing it I have continued Softwall's due diligence investigation of your company and found several things that were not as represented prior to our July 1, 2002 signing.

Moreover, the Board of directors for Softwall, in making their July 1, 2002 decision to approve and ratify the agreement relied heavily upon information about booked work and receivables that I was told during my visits at your office (see the attached minutes).

Having the facts before us now we have decided not to proceed further with this transaction. You are hereby notified that the Agreement is hereby terminated and is null and void as of this date.

Bill I hope that you will take this as a friend. I know that you are trying very hard to save your company from the throws of 9/11 and see public company funded roll-ups as the way to do this. However, earnings must come first or your stock price and trading volume will never get to the point it needs to make this happen. The Enron Business model will not work.

Frankly, the closer I look at your situation, the less I see in your plans to increase earnings and the less I see that you really even know your costs. More importantly I see that you are relying too heavily upon the hopes that a public company can bail you out through roll-up acquisitions.

I really do hope that find a way to succeed and think that you have the business personality and determination that will help you acquire other companies. If you can do it in a way that can culminate in a profitable private company before going public I think that you can make it. If we can help you at that time we would be happy to talk.

Please understand that I must look after the shareholders of Softwall in the same way that you look after your company. Many of my shareholders are family members just as yours are.

With that in mind and in the spirit of parting please review the following points that have to do with the document we signed on July 1, 2002 and that outline my reasons for declaring it null and void.

Point 1 - ARTICLE 1 THE SHARE EXCHANGE

Article 1.03 EFFECTIVE TIME - The Share Exchange was to become "effective upon filing the Articles of Share Exchange with the Secretary of the State of Utah".

Since no articles have been filed the Share Exchange never became effective.

Point 2 - ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.04 FINANCIAL STATEMENTS - "Company represents that Financial Statements are true and correct in all material respects and presents an accurate and complete disclosure of the financial condition of the Company as of December 31, 2001."

Prior to Closing Company provided Softwall with un-audited financial statements as of December 31, 2001 see attached. After closing Company provided balance sheet as of June 30, 2002 these are materially different. Moreover, during conversations at the Company's office it was represented to Softwall that
Company had over $4 million in booked work (inventory) and receivables due to a rebounding from 911. This is misleading and contrary to the June 30, 2002 statement provided to Softwall after closing as evidenced in the Softwall Board
Minutes of July 1, 2002.

Point 3 - 3.05 TITLE

"Except for a factoring arrangement secured by the Company's accounts
receivable...The Company has good and marketable title to all of its material assets, business and properties including without limitation all such properties reflected in the balance sheet as shown in the balance sheet as of the statement
date...................free and clear of any mortgage loan, lien pledge, charge claim or encumbrance........"

Whilst a tax liability of $315,000 was disclosed outstanding it was also represented prior to closing that it would be taken on personally by William
Thomas the Company's CEO so that the company would not carry the liability.
Actually and in fact, both the Company and Mr. Thomas continue to carry the liability jointly and if this deal were to be closed the liability would be transferred to Softwall. This is simply unacceptable.

Other claims against the company were not disclosed prior to the July 1 signing date. For example the Law firm of Troy and Gould to which the company still owes some $70,000 and the prior company Auditors of McGladrey amp; Pullen to which some
$80,000 is owed.

3.08 TAXES - The $315,000 owing in taxes is for employee taxes withheld but not paid to the IRS. The amount was disclosed to Softwall simply as taxes owing however, the legal ramifications of were not understood. We learn now that the distinction is materially different from "unpaid taxes". Keeping these funds is actually a conversion of with holding taxes to company working capital -
something that is frowned upon by the IRS and something which could have criminal charges forthcoming and liabilities transferable to Softwall.

Point 4 - 3.09 ACCURACY OF ALL STATEMENTS MADE BY COMPANY -

Prior to July 1 the Company provided Softwall with brochures and statements of its Aviation Products, and its Engineering and Certification qualifications.
These claim that the company has engineering capabilities and lists some 34 Key people of whom 17 are degreed Mechanical and Electrical Engineers.

After July 1 I learned that in fact very few of the Key people listed are still with the company. Moreover, the company has no degreed engineers on staff nor does it have any state engineering license or registration to offer professional engineering services. The company represented that it has the qualifications to perform all types of airframe and power plant engineering modifications but with the qualifications of the people it currently has on staff it really has only a very narrow qualifications irrespective of its limited FAA license. I don't know what the requirements are for keeping your FAA licensee but if you are offering engineering services I would think that you must have a registered professional engineer on staff.

Point 5 - ARTICLE 7 CONDITIONS PRECEDENT TO SOFTWALL'S OBLIGATIONS

"The obligation of Softwall to consummate the share exchange shall be subject to the satisfaction by the Company, or waiver, of the following conditions:"...............

6.01     TRUTH OF REPRESENTATIONS AND WARRANTIES - The representations and warranties made by the Company in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing date with the same effect as though such representation and warranties had been made or given on and as of the
         Closing Date."

It is our position that due to the points  discussed  above  Softwall  is not obligated to Close this transaction and declares it null and void.

Other Issues

Our valuation of the Company was based on bad information and bad accounting. As a result, the valuation of the reverse ratio was greatly miscalculated. Rather than having a positive value the Company has a negative net-worth and is still loosing money. The only hope for profitable operations is a return of the high margin aircraft parts business, which is not "rebounding" from 911 but rather appears to have been fatally damaged by it as far as US Technical's Consulting services are concerned.

Thus a reverse merger is not only un-justified an equitable share exchange, if we were to go forward with the deal, would actually warrant a forward split to fairly compensate Softwall shareholders for exposing them to the increased risks that UST would bring to contemplated the merger. Of course, this would be unacceptable to UST and its stockholders.

No Legal Counsel and No Accounting provisions for Softwall

o        The company offered to reimburse Softwall for the cost of Independent
     Council to review the transaction on behalf of its shareholders. However,
     UST did not do this and consequently Softwall was un-represented.

o        Financial Statements now received do not match way the company was presented prior to closing.  We still have not been provided with audited statements for last year;

o        The Financial Statement for 2001 will not be completed in time to meet the filing requirements.

                                WISHFUL THINKING

o        The SBA loan of $600K was to be automatically forthcoming due to 911 to solve current cash flow problems.  It has been denied by the banks and the bad news is that it won't help anyway.  It is a short term fix for a long term problem;

o        Private Placement Funding with a number of VC firms was to be forthcoming.
     Now the only one that is willing to put money in is Delta Asset Management.

o        Lack of progress in completing the UST Audit for the last two years which is due to be filed within 60 days from the 8K filing date (today)
     risks de-listing for Softwall.  So to protect Softwall's listing we must undo the deal.

According to UST's own accountant, the auditors Squar Milner have not even started on this and will get not get it done in time. Moreover, UST has no money to pay for the audit nor to pay their prior auditors.

Payments

o        UST was 16 days Late on  consulting $5000 Consulting Payment to me indicates a cash flow problem;
o        No payment to the Softwall company Auditors Bierwolf Nilson for their outstanding bill +($10,4400) as agreed - I had to sign a personal promissory note to get them to file the 10Q;
o        No payment for filing of the Softwall 10Q for the 2nd quarter as agreed
         +($1500) I loaned Softwall the money for this to be paid this as well;
o        The Liability for non payment to former UST Company Auditors still owing;
o        No Payment for UST former Legal Council still owing and not disclosed;
o        Liability to Softwall for UST employee withholding taxes not fully understood and still not paid.

Current Status

The current Status is that the 8K of July 9, 2002 was not filed correctly since there has been no transfer of control, no certificates have been issued or transferred either way.

The deal is Null and Void

                                         Regards, Softwall Equipment Corporation
/s/Randall D. Peterson -------------------------------------- Randall D. Peterson - President/CEO